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                                                                    EXHIBIT 5.1

                 [WILSON SONSINI GOODRICH & ROSATI LETTERHEAD]

                              _______ __, 2001


New Commerce One Holding, Inc.
4440 Rosewood Drive
Pleasanton, California 94588

         RE:     REGISTRATION STATEMENT ON FORM S-4

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-4 to be filed by you with the Securities and Exchange Commission on or about April 9, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of shares of your Common Stock (the "Shares"). As your counsel in connection with this transaction, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the issuance of the Shares pursuant to the reorganization into a holding company structure by means of the merger transaction set forth and described in the Registration Statement. It is our opinion that, when issued in the manner described in the Registration Statement, the Shares will be validly issued, fully-paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name whenever appearing in the Registration Statement and any amendments thereto.


                                            Very truly yours,

                                            WILSON SONSINI GOODRICH & ROSATI
                                            Professional Corporation